Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information:	For investor information:

John Hourigan	Gregg Swearingen
(937) 445-2078	(937) 445-4700
john.hourigan@ncr.com	gregg.swearingen@ncr.com

For Release on April 17, 2006

NCR Announces Management Changes in

Systemedia and Retail Store Automation Businesses

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today announced that it has named Peter Dorsman as vice president and general manager of the company’s Systemedia business. Additionally, Lee Schram, senior vice president of NCR’s Retail Store Automation business, has resigned from NCR to become chief executive officer (CEO) at another company. Dan Bogan, currently vice president of Americas Sales and Service for Retail Store Automation, assumes the leadership of the division on an interim basis. Both appointments are effective today.

Systemedia

Dorsman’s experience includes his role as executive vice president and chief operating officer at Standard Register, a document and information solutions provider covering similar markets as Systemedia. Prior to that, he was senior vice president of Standard Register’s Document Management and Systems Division.

Before his role at Standard Register, Dorsman served for nearly 20 years at NCR in various marketing and sales leadership roles.

“Peter has broad general management experience in the markets Systemedia serves,” said Bill Nuti, president and CEO of NCR. “He is also a long-time veteran of NCR and we’re excited to have him back on the team.”

Dorsman succeeds Mark Quinlan, who is assisting in the transition.

“We thank Mark for his contributions to our Systemedia business,” said Nuti.

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Dorsman serves on the board of directors of Applied Industrial Technologies. He holds a bachelor of science degree from Syracuse University.

NCR’s Systemedia business provides business products and services, such as receipt paper and printer supplies, for the retail, financial and manufacturing industries.

Retail Store Automation

Bogan has been with NCR for almost 30 years, rising through the company in progressively more senior positions within the retail business, including sales and service, marketing, industry marketing, and strategy. Prior to his current role as Retail Store Automation’s head of sales and service for the Americas region, Dan was vice president of marketing and strategy for the business.

“Dan has long-term experience and expertise in the retail industry. With Dan’s domain knowledge of the industry and NCR, we will continue to focus on making improvements in our operating model and leveraging our leadership in self-service technologies,” said Nuti.

“We thank Lee for his many contributions to NCR over the past 22 years and appreciate his assistance ensuring a smooth transition over the coming weeks. And we all wish him well in his new endeavor,” said Nuti.

NCR’s Retail Store Automation business provides retail-oriented technologies such as point-of-sale terminals, bar-code scanners and software, as well as innovative products such as self-checkout systems and self-service kiosks to companies worldwide.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s Teradata® data warehouses, ATMs, retail systems, self-service solutions and IT services provide Relationship Technology™ that maximizes the value of customer interactions and helps organizations create a stronger competitive position. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 28,200 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.